Exhibit 10(l)
GENERAL ELECTRIC COMPANY
2006 EXECUTIVE DEFERRED SALARY PLAN

I.           Eligibility

Each employee of General Electric Company or a participating affiliate ("Company") who, as of December 31, 2005, is in an Executive Band or higher position, or, in the discretion of affiliate management, an equivalent position in such affiliate, and who is subject to U.S. tax laws, shall be eligible to participate in this Plan.

II.           Deferral of Salary

1.
Each employee eligible to participate in this Plan ("Participant") shall be given an opportunity to irrevocably elect (subject to any conditions set out in the election form) prior to any deferral hereunder:

(a)	the portion of the Participant's annual base salary rate as of November 1, 2005 to be deferred. The minimum portion deferred shall be 10% and the maximum shall be 50%, and

(b)	the form of payout alternative as set forth in Section V.

2.
Commencing with base salary for January 2006, the Participant's total base salary elected to be deferred under this Plan will be deferred in ratable installments through the month of December 2006, and will be credited to the Participant's deferred salary cash account ("Deferred Account") as of the end of the month of deferral ("Deferral Date").

III.           Special One-Time Matching Credit

As of December 31, 2006, a special one-time credit shall be made to the Deferred Account of each Participant who is actively employed by the Company on such date. The amount of such credit shall equal 3.5% of the total base salary deferred under this Plan by the Participant (excluding interest). Such credit shall not be provided for any Participant who has terminated employment with the Company for any reason prior to December 31, 2006, or is not actively employed on such date.

IV.           Manner of Accounting

1.	Each Deferred Account shall be unfunded, unsecured and nonassignable, and shall not be a trust for the benefit of any Participant.

2.
Except as may be otherwise provided in Section V or VIII, the Participant's Deferred Account will be credited with (a) the amount of base salary deferred on each Deferral Date as set forth in Section II, (b) the special one-time matching credit as set forth in Section III, and (c) interest at the annual rate of 8.5% compounded annually on each December 31.

V.           Payment of Deferred Account

1.	Payment of a Participant's Deferred Account will be made only after termination of employment of the Participant.

2.
If no manner of payment election is made, the Deferred Account will be paid in 10 annual installments commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment.

3.
At the time of election to defer base salary, a Participant may irrevocably elect: (a) the number of annual payout installments (minimum of 10, maximum of 20) of the Deferred Account commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment, unless (b) a lump sum payment of the Deferred Account is elected in which case the lump sum payment will be made on March 1 (or as soon thereafter as practical) following the year of termination of employment.

4.
Participants who terminate their employment on or after December 31, 2006 because of retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, or Participants who terminate their employment on or after December 31, 2010 for any reason, will receive payouts based on Deferred Account accumulations at the 8.5% interest rate. The Chairman (or his delegate) is authorized to grant interest to any Participant who would otherwise be ineligible for such credit under this Section V.4.

5.
If the Participant terminates employment prior to December 31, 2006 for any reason, or prior to December 31, 2010 for any reason other than retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, the Participant's Deferred Account will be paid in a lump sum as soon as practical following the date of termination. Unless waived by the Chairman (or his delegate), Section IV.2. (c) shall not apply to such a Participant and no interest shall be payable with such lump sum. Notwithstanding the foregoing, if a Participant Separates from Service on or after January 1, 2009 and prior to December 31, 2010, his Deferred Account shall be paid starting March 1 (or as soon thereafter as practical) following the year of Separation from Service: (a) in accordance with any special re-election under Section IX, or if no such special re-election is made, then either in accordance with his original election under Section II.1, or the default rule in Section V.2, as applicable; and (b) with or without interest in accordance with the rules in Section V.4.

6.
Notwithstanding any provision of this Plan to the contrary, no payments shall be made to a Specified Employee during the six-month period following his Separation from Service to the extent necessary to comply with Section 409A(a)(2) of the Internal Revenue Code.

VI.           Death Benefits

In the event of a Participant's death prior to receiving any or all payments to which the Participant is entitled, the remaining Deferred Account shall be paid at the time and in the manner provided in Section V to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form properly filed by the Participant with the Company in accordance with established administrative procedures. If no such designated beneficiary survives the Participant, such remaining benefits shall be paid as set forth above to the Participant's estate.

VII.           Administration and Interpretation

This Plan shall be administered by a "Committee" consisting of not less than two persons appointed from time to time by the Chairman. The Committee shall have full power and authority on behalf of the Company to administer and interpret the Plan in its sole discretion. All Committee decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.

VIII.           Amendment of the Plan

This Plan may be amended, suspended or terminated at any time by the Management Development and Compensation Committee of the Board of Directors (“MDCC”), except that the MDCC may not alter the time or form of payment of a Participant's Deferred Account.

IX.           Special One-Time Re-Election

Pursuant to a special one-time re-election, eligible Participants shall be given the opportunity to re-elect how their Deferred Accounts will be paid in the event they Separate from Service on and after January 1, 2009 and prior to December 31, 2010. The following rules shall apply to this re-election:

1.
Re-electing Participants shall be allowed to choose to receive payments in 10, 15 or 20 year installments, or in a lump sum, in each case commencing on March 1 (or as soon thereafter as practical) following the year of Separation from Service.

2.
Participants who either (a) Separate from Service on or after December 31, 2010 or (b) Separate from Service on or after January 1, 2009 without making this special re-election, shall receive payment of their Deferred Accounts commencing on March 1 (or as soon thereafter as practical) following the year of Separation from Service, in accordance with their original elections under Section II.1, or if no original election as to the form of payment was made, in accordance with the default rule in Section V.2.

3.
The determination of whether a Participant's Deferred Account is credited with interest shall be made under Section V.4 without regard to any special re-election under this Section. Accordingly, unless waived by the Chairman (or his delegate), a Participant who terminates employment before December 31, 2010 for any reason other than retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company will not receive interest under Section IV.2.(c), regardless of the form in which his Deferred Account is paid.

4.
Eligibility for this special re-election, and the rules for making the re-election, shall be determined in accordance with established administrative procedures, provided however, that all re-elections shall comply with the applicable transition relief in IRS Notice 2007-86.

X.           Compliance with Code Section 409A

This Plan is intended to comply with Internal Revenue Code Section 409A and applicable guidance thereunder, and the Plan shall be administered and interpreted in a manner consistent with such intent. Consistent with the foregoing, and notwithstanding anything herein to the contrary:

1.
For periods on and after January 1, 2009, "termination of employment" shall mean "Separation from Service" when used in the context of determining the time or form of benefits. "Separation from Service" means a Participant's termination of employment with the Company and all Affiliates (defined for this purpose as any company or business entity in which General Electric Company has a 50% or more interest whether or not a participating employer in the Plan); provided that Separation from Service for purposes of the Plan shall be interpreted consistent with the requirements of Code Section 409A and regulations and other guidance issued thereunder.

2.	Re-employment on or after January 1, 2009 shall be disregarded in determining whether payment of a Participant's Deferred Account commences to be paid (or continues to be paid).

3.	"Specified Employee" means a specified employee as described in the Company’s Procedures for Determining Specified Employees under Code Section 409A, as amended from time to time.

XI.           Effective Date

The effective date of this Plan shall be January 1, 2006, except as otherwise provided herein.

2006 EXECUTIVE DEFERRED SALARY PLAN

As provided pursuant to the terms of the above-mentioned Plan, the persons holding the titles "Manager – Executive Compensation," and "Pension Counsel" for General Electric Company shall serve on the administrative committee for said Plan.